Exhibit 8.1

July 7, 2003

Hospitality Properties Trust
400 Centre Street
Newton, Massachusetts  02458

Ladies and Gentlemen:

The following opinion is furnished to Hospitality Properties Trust, a Maryland real estate investment trust (the “Company”) to be filed with the Securities Exchange Commission (the “SEC”) as Exhibit 8.1 to the Company’s Current Report on Form 8-K (the “Form 8-K”), to be filed within one week of the date hereof, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In connection with this opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of corporate records, certificates and statements of officers and accountants of the Company and of public officials, and such other documents as we have considered relevant and necessary in order to furnish the opinion hereinafter set forth.  In doing so, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents.  Specifically, and without limiting the generality of the foregoing, we have reviewed:  (i) the declaration of trust and the by-laws of the Company, each as amended and restated; (ii) the section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed under the Exchange Act (the “Annual Report”) captioned “Federal Income Tax Considerations”; (iii) the section in the Form 8-K captioned “Supplementary federal income tax considerations”; (iv) the master lease agreement between HPTSHC Properties Trust (“HPTSHC”), a wholly-owned subsidiary of the Company, and HPT TRS SPES, Inc. (“HPT TRS SPES”), also a wholly-owned subsidiary of the Company, for 15 hotels formerly leased by HPTSHC to Wyndham International, Inc. or its subsidiaries (“Wyndham”) and formerly operated by Wyndham; (v) the management agreement pursuant to which these properties are operated on behalf of HPT TRS SPES by Candlewood Management, LLC; (vi) the master lease agreement between HPTWN Properties Trust (“HPTWN”), a wholly-owned subsidiary of the

Company, and HPT TRS SPES II, Inc. (“HPT TRS SPES II”), also a wholly-owned subsidiary of the Company, for 12 hotels formerly leased by HPTWN to Wyndham and formerly operated by Wyndham; (vii) the management agreement pursuant to which these properties are operated on behalf of HPT TRS SPES II by Crestline Hotels & Resorts, Inc.; (viii) the purchase and sale agreement between InterContinental Hotels Group Resources, Inc. (“IHG”) and HPT IHG Properties Trust (“HPT IHG”), a wholly-owned subsidiary of the Company, with respect to 16 hotels operated by IHG as Staybridge Suites hotels; (ix) the lease agreement between HPT IHG and HPT TRS IHG-1, Inc. (“HPT TRS IHG-1”), a wholly-owned subsidiary of the Company, with respect to these properties; (x) the management agreement pursuant to which these properties are operated on behalf of HPT TRS IHG-1 by IHG; (xi) the guaranty agreement between InterContinental Hotels Group PLC (“IHG PLC”), HPT TRS IHG-1 and the Company pursuant to which IHG PLC will guarantee certain of IHG’s obligations under the management agreement; and (xii) the guaranty agreement between the Company and IHG PLC pursuant to which the Company will guarantee certain of HPT TRS IHG-1’s obligations under the management agreement.  With respect to all questions of fact on which the opinion set forth below is based, we have assumed the accuracy and completeness of and have relied on the information set forth in the Annual Report, the Form 8-K and in the documents incorporated therein by reference, and on representations made to us by officers of the Company.  We have not independently verified such information.

The opinion set forth below is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, published administrative interpretations thereof, and judicial decisions with respect thereto, all as of the date hereof (collectively, the “Tax Laws”).  No assurance can be given that the Tax Laws will not change.  In preparing the discussions with respect to Tax Laws in the section of the Annual Report captioned “Federal Income Tax Considerations”, as supplemented by the section of the Form 8-K captioned “Supplementary federal income tax considerations”, we have made certain assumptions and expressed certain conditions and qualifications therein, all of which assumptions, conditions and qualifications are incorporated herein by reference.  With respect to all questions of fact on which our opinion is based, we have assumed the initial and continuing truth, accuracy and completeness of: (i) the information set forth in the Annual Report, the Form 8-K, and in the documents incorporated therein by reference; and (ii) representations made to us by officers of the Company or contained in the Annual Report or the Form 8-K, in each such instance without regard to qualifications such as “to the best knowledge of” or “in the belief of.”

We have relied upon, but not independently verified, the foregoing assumptions.  If any of the foregoing assumptions is inaccurate or incomplete for any reason, or if the transactions described in the Annual Report or the Form 8-K are consummated in a manner that is inconsistent with the manner contemplated therein, our opinion as expressed below may be adversely affected and may not be relied upon.

Based upon and subject to the foregoing, we are of the opinion that the discussion with respect to Tax Laws matters in the section of the Annual Report captioned “Federal Income Tax Considerations”, as supplemented by the discussion in the Form 8-K captioned “Supplementary federal income tax considerations,” in all material respects is accurate and fairly summarizes the

Tax Laws issues addressed therein, and hereby confirm that the opinions of counsel referred to in said sections represent our opinions on the subject matter thereof.

This opinion is intended solely for the benefit and use of the Company, and is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law) without our prior written consent.  We hereby consent to filing of a copy of this opinion as an exhibit to the Form 8-K, which is incorporated by reference in the Company’s Registration Statements on Form S-3 (File Nos. 333-43573, 333-89307, 333-84064) under the Securities Act of 1933, as amended (the “Act”), and to the references to our firm in the Form 8-K and such Registration Statements.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP